Exhibit 2
                                                       DISTRIBUTION AGREEMENT
                                                dated as of December 30, 1996,
                                                between OLIN CORPORATION, a
                                                Virginia corporation ("Olin"),
                                                and PRIMEX TECHNOLOGIES, INC.,
                                                a Virginia corporation
                                                ("Primex").


          The Board of Directors of Olin has determined to distribute to the holders of shares of Common Stock, par value $1 per share, of Olin (the "Olin Common Stock") all the outstanding shares of Common Stock, par value $1 per share, of Primex (the "Primex Common Shares"). It is desirable to allocate and assign responsibility for various matters affecting the activities of Primex and to set forth the principal corporate transactions required to effect such distribution and other agreements that will govern certain other matters following the distribution.

          NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained in this Agreement, the parties hereby agree as follows:



                                    ARTICLE I

                                   DEFINITIONS

          SECTION 1.01. GENERAL. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

          "Action" shall mean any claim, action, suit, arbitration, inquiry, proceeding or investigation by or before any court, any governmental or other regulatory or administrative official, agency, body or commission or any arbitration tribunal, including any claims or contract disputes concerning any governmental contract.

          "Affiliate" shall mean, when used with respect to a specified person, another person that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the person specified.

          "Agent" shall mean ChaseMellon Shareholder Services LLC, as transfer agent for Olin and Primex.

          "Ancillary Agreements" shall mean all of the written agreements, instruments, understandings, assignments or other arrangements (other than this Agreement) entered into in connection with the transactions contemplated hereby, including, without limitation, (i) the Tax Sharing Agreement, (ii) the Powder Supply Requirements Agreement, (iii) the Browning Exclusive Distributorship Agreement, (iv) the Australia Agency Agreement, (v) the Covenant Not to Compete Agreement, (vi) the Technology Transfer and License Agreement, (vii) the Component Supply Agreement, (viii) the Indemnity Agreement, (ix) the Transition Services Agreement, (x) the Raufoss Assignment, (xi) the Trade Name License Agreement, (xii) the Ball Powder Assignment and (xiii) the Powder Supply Pricing Agreement.

          "Australia Agency Agreement" shall mean the Australia Agency Agreement dated as of December 31, 1996, between Primex and Olin Australia Ltd.

          "Ball Powder Assignment" shall mean the Assignment of Ball Powder Trademark to Primex and Limited License to Olin Agreement dated as of December 30, 1996, between Olin and Primex.

          "Browning Exclusive Distributorship Agreement" shall mean the Browning Exclusive Distributorship Agreement dated as of December 31, 1996, between Olin and Primex.

          "Claims Administration" shall mean (i) the processing of claims made under Company Policies, including the reporting of claims and occurrences to the appropriate insurance carriers and the collection of the proceeds of Company Policies and (ii) in the case of the Primex Business, the reporting to Olin of any losses or claims which may cause the per-occurrence deductible or self-insured retention or limits of any Company Policy to be exceeded.

          "Code" shall mean the Internal Revenue Code of 1986, as amended, and the Treasury regulations promulgated thereunder, including any successor legislation.

          "Commission" shall have the meaning set forth in Section 3.02(b).

          "Company Policies" shall mean all Policies, current or past, under which Olin or any subsidiary, affiliate or predecessor of Olin is a named insured.

          "Component Supply Agreement" shall mean the Component Supply Agreement dated as of December 31, 1996, between Olin and Primex.

          "Conveyancing and Assumption Instruments" shall mean, collectively, the various agreements, instruments and other documents to be entered into to effect the transfer of assets and the assumption of Liabilities in the manner contemplated by this Agreement.

          "Covenant Not to Compete Agreement" shall mean the Covenant
Not to Compete Agreement dated as of December 31, 1996, between Olin and Primex.

          "Credit Agreement" shall mean the Credit Agreement among Olin, Primex Morgan Guaranty Trust Company of New York, as Agent, and the several banks named therein which will be assumed by Primex prior to the Distribution Date pursuant to Section 2.02 hereof and which is intended to provide financing and working capital for Primex after the Distribution.

          "Distribution" shall mean the distribution to holders of record of shares of Olin Common Stock as of the Distribution Record Date of the Primex Common Shares owned by Olin on the basis of one Primex Common Share for every 10 shares of Olin Common Stock. The Distribution shall be deemed effective as of the Effective Time.

          "Distribution Date" shall mean January 6, 1997, or such other date as may hereafter be determined by Olin's Board of Directors as the date on which certificates representing the Common Shares shall be distributed by the Agent to holders of record of shares of Olin Common Stock on the Distribution Record Date.

          "Distribution Record Date" shall mean December 19, 1996, or such other date as may hereafter be determined by Olin's Board of Directors as the record date for the Distribution.

          "Effective Time" shall mean midnight on December 31, 1996, or such other date as may hereafter be determined by Olin's Board of Directors as the date on which the Distribution shall be deemed effective.

          "Indemnity Agreement" shall mean the Assumption of Liabilities and Indemnity Agreement dated as of December 31, 1996, between Olin and Primex.

          "Information Statement" shall mean the Information Statement dated December 9, 1996, sent to the holders of shares of Olin Common Stock in connection with the Distribution, including any amendment or supplement thereto.

          "Insurance Proceeds" shall mean those monies (i) received by an insured from an insurance carrier or (ii) paid by an insurance carrier on behalf of an insured, in either case net of any applicable premium adjustment, retrospectively-rated premium, deductible, retention, or cost of reserve paid or held by or for the benefit of such insured.

          "Insured Claims" shall mean those Liabilities that, individually or in the aggregate, are covered within the terms and conditions of any Company Policy, whether or not subject to deductibles, uncollectability or retrospectively-rated premium adjustments, but only to the extent that such Liabilities are within applicable Company Policy limits, including aggregates.

          "Liabilities" shall mean any and all debts, liabilities and obligations, absolute or contingent, matured or unmatured, liquidated or unliquidated, accrued or unaccrued, known or unknown, whenever arising, including, without limitation, those debts, liabilities and obligations arising under any law, rule, regulation, Action, threatened Action, order or consent decree of any court, any governmental or other regulatory or administrative agency or commission or any award of any arbitration tribunal, and those arising under any contract, guarantee, commitment or undertaking.

          "Management Security Plan" shall mean the Management Security Plan of Rockcor, Inc., as amended from time to time, and any agreement relating thereto or any successor plan.

          "Olin Business" shall mean the businesses of any division, Subsidiary or investment of Olin (other than the Primex Business) managed or operated prior to the Effective Time by any such business entity.

          "Olin CEOP Plan" shall mean the Olin Corporation Contributing Employee Ownership Plan, as in effect at the Effective Time.

          "Olin Liabilities" shall mean collectively, (i) all the Liabilities of Olin and its Subsidiaries under this Agreement and any of the Ancillary Agreements and (ii) all the Liabilities of the parties hereto or their respective Subsidiaries (whenever arising whether prior to, at or following the Effective Time) arising out of or in connection with or otherwise relating to the management or conduct before or after the Effective Time of the Olin Business.

          "Olin Pension Plan" shall mean the Olin Corporation Employees Pension Plan, as in effect at the Effective Time.

          "Olin Supplemental Plans" shall mean, collectively, the Olin Corporation Senior Executive Benefit Plan, the Olin Deferral Benefit Plan, the Olin Supplementary Pension Plan and the Olin Supplemental Contributing Employee Ownership Plan, each as in effect on the Distribution Date.

          "person" shall mean any natural person, corporation, business trust, joint venture, association, company, partnership or government, or any agency or political subdivision thereof.

          "Policies" shall mean insurance policies and insurance contracts of any kind (other than life and benefits policies or contracts), including, without limitation, primary, excess and umbrella policies, commercial general liability policies, fiduciary liability, environmental impairment, director and officer, health, automobile, aircraft, property and casualty, workers' compensation and employee dishonesty insurance policies, bonds and self-insurance and captive insurance company arrangements, together with the rights, benefits and privileges thereunder.

          "Powder Supply Pricing Agreement" shall mean the Powder Supply Pricing Agreement dated as of December 31, 1996, between Olin and Primex.

          "Powder Supply Requirements Agreement" shall mean the Powder Supply Requirements Agreement dated as of December 31, 1996, between Olin and Primex.

          "PRIME" shall mean the Primex Technologies, Inc. Retirement Investment Management Experience Plan to be adopted by Primex effective as of the Effective Time and referred to in the Information Statement.

          "Primex Assets" shall mean, collectively, all the rights and assets of Olin and its Subsidiaries relating to the Primex Business, including, without limitation, all the outstanding capital stock or other interests of Primex in Subsidiaries of Primex and the technology, patents, trademarks and other intellectual property described in the Technology Transfer and License Agreement and the Ball Powder Assignment.

          "Primex Business" shall mean the ordnance and aerospace businesses heretofore conducted by Olin, other than those businesses set forth on Exhibit A, and business activities acquired, developed or established by or for Primex or any of its Subsidiaries after the date of this Agreement.

          "Primex Liabilities" shall mean, collectively, (i) all the Liabilities of Primex and its Subsidiaries under this Agreement and any of the Ancillary Agreements and (ii) all the Liabilities of the parties hereto or their respective Subsidiaries (whenever arising whether prior to, at or following the Effective Time) arising out of or in connection with or otherwise relating to the management or conduct before or after the Effective Time of the Primex Business.

          "Primex Supplemental Plan" shall mean the nonqualified, unfunded Supplemental Savings and Retirement Plan or supplemental compensation program to be adopted by Primex effective as of the Effective Time and referred to in the Information Statement.

          "Raufoss Assignment" shall mean the Assignment of Raufoss Agreements and Sublicense to Olin for Small Caliber Ammunition dated as of December 30, 1996, between Olin and Primex.

          "Subsidiary" shall mean any corporation, partnership or other entity of which another entity (i) owns, directly or indirectly, ownership interests sufficient to elect a majority of the Board of Directors (or persons performing similar functions) (irrespective of whether at the time any other class or classes of ownership interests of such corporation, partnership or other entity shall or might have such voting power upon the occurrence of any contingency) or
(ii) is a general partner or an entity performing similar functions (E.G., a trustee).

          "Tax" shall mean all Federal, state, local and foreign taxes and assessments, including all interest, penalties and additions imposed with respect to such amounts.

          "Tax Sharing Agreement" shall mean the Tax Sharing Agreement dated as of December 31, 1996, among Olin and Primex.

          "Technology Transfer and License Agreement" shall mean the Technology Transfer and License Agreement dated as of December 30, 1996, between Olin and Primex.

          "Trade Name License Agreement" shall mean the Trade Name License Agreement dated as of December 31, 1996, between Olin and Primex.

          "Transition Services Agreement" shall mean the Transition Services Agreement dated as of December 31, 1996, between Olin and Primex.

          SECTION 1.02. REFERENCES; INTERPRETATION. References to an "Exhibit" or to a "Schedule" are, unless otherwise specified, to one of the Exhibits or Schedules attached to this Agreement, and references to a "Section" are, unless otherwise specified, to one of the Sections of this Agreement.



                                   ARTICLE II

             DISTRIBUTION AND OTHER TRANSACTIONS; CERTAIN COVENANTS

          SECTION 2.01. THE DISTRIBUTION AND OTHER TRANSACTIONS. (a) CERTAIN TRANSACTIONS. At or prior to the Effective Time:

          (i) Olin shall contribute to Primex the business entities that are to comprise the Primex Business (to the extent they are not owned by Primex or any of its Subsidiaries).

          (ii) Olin shall, on behalf of itself and its Subsidiaries, transfer to Primex effective as of the Effective Time all of Olin's and its Subsidiaries' right, title and interest in the Primex Assets.

          (b) STOCK DIVIDEND TO OLIN. At or prior to the Effective Time, Primex shall issue to Olin as a stock dividend the number of Primex Common Shares required to effect the Distribution. In connection therewith Olin shall deliver to Primex for cancellation the share certificate (or certificates) currently held by it representing Primex Common Shares and shall receive a new certificate (or certificates) representing the total number of Primex Common Shares to be owned by Olin after giving effect to such stock dividend.

          (c) CHARTER; BY-LAWS. At or prior to the Effective Time, all necessary action shall have been taken to provide for the adoption of the form of Amended and Restated Articles of Incorporation and By-laws of Primex substantially in the forms attached hereto as Exhibits B and C, respectively.

          (d) DIRECTORS. At or prior to the Effective Time, Olin, as the sole shareholder of Primex, shall have taken all necessary action to elect, or cause to be elected, to the Board of Directors of Primex the individuals identified in the Information Statement as directors of Primex, such elections to be effective on or prior to January 1, 1997.

          (e) CERTAIN LICENSES AND PERMITS. At or prior to the Effective Time or as soon as reasonably practicable thereafter, all transferable licenses, permits and authorizations issued by governmental or regulatory entities which relate to the Primex Business but which are held in the name of Olin or any of its Subsidiaries (other than any Subsidiary of Primex), or any of their respective employees, officers, directors, stockholders, agents, or otherwise, on behalf of Primex (or its Subsidiaries) shall be duly and validly transferred by Olin to Primex (or its Subsidiaries).

          (f) LEASE AMENDMENTS. At or prior to the Effective Time, amendments shall be executed to each of the leases to which Olin is a party and which provide for the lease of real or personal property representing Primex Assets or relating to the Primex Business which amendments will provide for the substitution of Primex for Olin as lessee or lessor, as the case may be, and excuse Olin from any further liabilities or responsibilities with respect thereto.

          (g) TRANSFER OF AGREEMENTS. (i) Olin hereby agrees that at or prior to the Effective Time or as soon as reasonably practicable thereafter, subject to the limitations set forth in this Section 2.01(g) and the terms of the Ancillary Agreements, it will, and it will cause its Subsidiaries (other than Primex or any of its Subsidiaries) to, assign, transfer and convey to Primex all of Olin's or such Subsidiary's respective right, title and interest in and to any and all agreements that, in Olin's sole judgment, relate exclusively to the Primex Business. Primex hereby agrees that at or prior to the Effective Time or as soon as reasonably practicable thereafter, subject to the limitations set forth in this Section 2.01(g), it will, and it will cause its Subsidiaries to, assign, transfer and convey to Olin all of Primex's or each such Subsidiary's respective right, title and interest in and to any and all agreements that, in Olin's sole judgment, relate exclusively to the Olin Business.

          (ii) Subject to the provisions of this Section 2.01(g) and the terms of the Ancillary Agreements, any agreement to which the parties hereto or any of their Subsidiaries is a party that inures, in Olin's sole judgment, to the benefit of both the Olin Business and the Primex Business shall be assigned in part, on or prior to the Effective Time or as soon as reasonably practicable thereafter, so that each party shall be entitled to the rights and benefits inuring to its business under such agreement.

          (iii) The assignee of any agreement assigned, in whole or in part, hereunder (an "Assignee"), shall assume and agree to pay, perform, and fully discharge all obligations of the assignor under such agreement or, in the case of a partial assignment under paragraph (g)(ii), the assignor's related portion of such obligations as determined in accordance with the terms of the relevant agreement, where determinable on the face thereof, and otherwise as determined in accordance with the practice of the parties prior to the Distribution.

          (iv) Notwithstanding anything in this Agreement to the contrary, this Agreement shall not constitute an agreement to assign any agreement, in whole or in part, or any rights thereunder if the agreement to assign or attempt to assign, without the consent of a third party, would constitute a breach thereof or in any way adversely affect the rights of the Assignee thereof. Until such consent is obtained, or if an attempted assignment thereof would be ineffective or would adversely affect the rights of any party hereto so that the Assignee would not, in fact, receive all such rights, the parties will cooperate with each other in any arrangement designed to provide for the Assignee the benefits of, and to permit the Assignee to assume liabilities under, any such agreement.

          (h) CONSENTS. The parties hereto shall use commercially reasonable efforts to obtain required consents to assignment of agreements hereunder.

          (i) DELIVERY OF SHARES TO AGENT. At or prior to the Effective Time, Olin shall deliver to the Agent the share certificate or certificates representing the Primex Common Shares issued to Olin by Primex, pursuant to
Section 2.01(b) and shall instruct the Agent to distribute, on or as soon as practicable following the Distribution Date, such Common Shares to holders of record of shares of Olin Common Stock on the Distribution Record Date as further contemplated by, and subject to the conditions contained in, the Information Statement and this Agreement. Primex shall provide all share certificates that the Agent shall require in order to effect the Distribution.

          (j) OTHER TRANSACTIONS. At or prior to the Effective Time, Olin and Primex shall have consummated those other transactions in connection with the Distribution that are contemplated by the Information Statement and not specifically referred to in subparagraphs (a)-(i) above.

          SECTION 2.02. FINANCING. Each of the parties hereto shall take all actions necessary to cause Primex to assume Olin's rights and obligations under the Credit Agreement immediately prior to the Effective Time, provided that Olin shall have no obligation to guarantee or otherwise provide credit support or enhancement for the obligations of Primex under such Credit Agreement.

          SECTION 2.03. OPERATIONS IN ORDINARY COURSE. Each of Olin and Primex agrees that, except as otherwise provided in any Ancillary Agreement or this Agreement, during the period from the date of this Agreement through the Effective Time, it will, and will cause their respective Subsidiaries during such period to, conduct its business in a manner substantially consistent with current and past operating practices and in the ordinary course, including, without limitation, with respect to the payment and administration of accounts payable and the administration of accounts receivable, the purchase of capital assets and equipment and the management of inventories.

          SECTION 2.04. CAPITAL STRUCTURE. Each of Olin and Primex agrees to use commercially reasonable efforts to achieve both an allocation of consolidated indebtedness of Olin and a capital structure of Primex which substantially reflects the capital structure after the Distribution of Primex set forth in the Information Statement under the heading "Capitalization".

          SECTION 2.05. ASSUMPTION AND SATISFACTION OF LIABILITIES. Except as otherwise specifically set forth in any Ancillary Agreement, from and after the Effective Time, (i) Olin shall, and shall cause its Subsidiaries to, assume, pay, perform and discharge all Olin Liabilities, and (ii) Primex shall, and shall cause its Subsidiaries to, assume, pay, perform and discharge all Primex Liabilities.

          SECTION 2.06. RESIGNATIONS. Olin shall cause all its directors, officers and employees to resign, effective as of December 31, 1996, from all positions as officers of Primex or as officers or directors of any Subsidiary of Primex in which they serve. Primex shall cause all its employees to resign, effective as of December 31, 1996, from all positions as officers of Olin or as officers or directors of any Subsidiary of Olin in which they serve.

          SECTION 2.07. FURTHER ASSURANCES. In case at any time after the Effective Time any further action is reasonably necessary or desirable to carry out the purposes of this Agreement and the Ancillary Agreements, the proper officers of each party to this Agreement shall take all such necessary action. Without limiting the foregoing, Olin and Primex shall use commercially reasonable efforts to obtain all consents and approvals, to enter into all amendatory agreements and to make all filings and applications that may be required for the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements, including, without limitation, all applicable governmental and regulatory filings and novations.

          SECTION 2.08. NO REPRESENTATIONS OR WARRANTIES. Each of the parties hereto understands and agrees that, except as otherwise expressly provided, no party hereto is, in this Agreement or in any other agreement or document contemplated by this Agreement or otherwise, making any representation or warranty whatsoever, including, without limitation, as to title, value or legal sufficiency. It is also agreed and understood that all assets either transferred to or retained by the parties, as the case may be, shall be "as is, where is" and that (subject to Section 2.07) the party to which such assets are to be transferred hereunder shall bear the economic and legal risk that any conveyances of such assets shall prove to be insufficient or that such party's or any of the Subsidiaries' title to any such assets shall be other than good and marketable and free from encumbrances. Similarly, each party hereto understands and agrees that no party hereto is, in this Agreement or in any other agreement or document contemplated by this Agreement or otherwise, representing or warranting in any way that the obtaining of any consents or approvals, the execution and delivery of any amendatory agreements and the making of any filings or applications contemplated by this Agreement will satisfy the provisions of any or all applicable agreements or the requirements of any or all applicable laws or judgments, it being agreed and understood that the party to which any assets are transferred shall bear the economic and legal risk that any necessary consents or approvals are not obtained or that any requirements of laws or judgments are not complied with.

          SECTION 2.09. ELIMINATION OF GUARANTEES. Except as otherwise specified in any Ancillary Agreement, Olin and Primex shall use their commercially reasonable efforts to have, on or prior to the Effective Time, or as soon as practicable thereafter, Olin and any of its Subsidiaries removed as guarantor of or obligor for any Primex Liability or Liabilities, including, without limitation, in respect of those guarantees set forth on Schedule 2.09. To the extent that Olin or any of its Subsidiaries cannot be removed as guarantor of or obligor for any such Primex Liability or Liabilities, Primex agrees that, notwithstanding any contrary provision contained in any Novation Agreement referred to in Schedule 2.09, until such Primex Liability or Liabilities shall have been discharged in full, Primex will take no action, and will not permit any of its Subsidiaries to take any action, which will have the effect of increasing the contingent liability or exposure of Olin or any of its Subsidiaries with respect to such Primex Liability or Liabilities without Olin's prior written consent; provided however, with respect to any guaranty arising in connection with any Novation Agreement referred to in Schedule 2.09, Primex may modify (but not extend) the U.S. Government contracts relating to such Novation Agreements without Olin's prior consent provided such modification is made in good faith and is commercially reasonable and does not unreasonably increase Olin's contingent liability or risk with respect thereto under such Novation Agreement taking into account the facts and circumstances at the time of the modification.

          SECTION 2.10. WITNESS SERVICES. At all times from and after the Effective Time, each of Olin and Primex shall use commercially reasonable efforts to make available to each other, upon reasonable written request, its and its Subsidiaries' officers, directors, employees and agents as witnesses to the extent that (i) such persons may reasonably be required in connection with the prosecution or defense of any Action in which the requesting party may from time to time be involved and (ii) there is no conflict in the Action between the requesting party and itself. A party providing witness services to the other party under this Section shall be entitled to receive from the recipient of such services, upon the presentation of invoices therefor, payments for such amounts, relating to supplies, disbursements and other out-of-pocket expenses and direct and indirect costs of employees who are witnesses, as may be reasonably incurred in providing such witness services.

          SECTION 2.11. CERTAIN POSTDISTRIBUTION TRANSACTIONS. Each of Olin and Primex agrees that (i) it shall comply with and otherwise not take action inconsistent with each representation and statement made to Cravath, Swaine & Moore in connection with such firm's rendering an opinion to Olin and Primex as to certain tax aspects of the Distribution and (ii) until one year after the Distribution Date, it will maintain its status as a company engaged in the active conduct of a trade or business, as defined in Section 355(b) of the Code.

          SECTION 2.12. TRANSFERS NOT EFFECTED PRIOR TO EFFECTIVE TIME; TRANSFERS DEEMED EFFECTIVE AS OF EFFECTIVE TIME. To the extent that any transfers contemplated by this Article II shall not have been consummated at or prior to the Effective Time, the parties shall cooperate to effect such transfers as promptly following the Effective Time as shall be practicable. Nothing herein shall be deemed to require the transfer of any assets or the assumption of any Liabilities which by their terms or operation of law cannot be transferred; PROVIDED, HOWEVER, that the parties hereto and their respective Subsidiaries shall cooperate to seek to obtain any necessary consents or approvals for the transfer of all assets and Liabilities contemplated to be transferred pursuant to this Article II. In the event that any such transfer of assets or Liabilities has not been consummated, from and after the Effective Time the party retaining such asset or Liability shall hold such asset in trust for the use and benefit of the party entitled thereto (at the expense of the party entitled thereto) or retain such Liability for the account of the party by whom such Liability is to be assumed pursuant hereto, as the case may be, and take such other action as may be reasonably requested by the party to whom such asset is to be transferred, or by whom such Liability is to be assumed, as the case may be, in order to place such party, insofar as is reasonably possible, in the same position as would have existed had such asset or Liability been transferred as contemplated hereby. As and when any such asset or Liability becomes transferable, such transfer shall be effected forthwith. The parties agree that, as of the Effective Time, each party hereto shall be deemed to have acquired complete and sole beneficial ownership over all of the assets, together with all rights, powers and privileges incident thereto, and shall be deemed to have assumed in accordance with the terms of this Agreement all of the Liabilities, and all duties, obligations and responsibilities incident thereto, which such party is entitled to acquire or required to assume pursuant to the terms of this Agreement.

          SECTION 2.13. ANCILLARY AGREEMENTS. At or prior to the Effective Time, each of Olin and Primex shall enter into, and/or (where applicable) shall cause their respective Subsidiaries to enter into, the Ancillary Agreements and any other agreements in respect of the Distribution reasonably necessary or appropriate in connection with the transactions contemplated hereby and thereby.



                                   ARTICLE III

                              ACCESS TO INFORMATION

          SECTION 3.01. PROVISION OF CORPORATE RECORDS. (a) After the Effective Time, upon the prior written request by Primex for specific and identified agreements, documents, books, records or files including, without limitation, computer files, microfiche, tape recordings and photographs (collectively, "Records"), relating to or affecting Primex, Olin shall arrange, as soon as reasonably practicable following the receipt of such request, for the provision of appropriate copies of such Records (or the originals thereof if the party making the request has a reasonable need for such originals) in the possession of Olin or any of its Subsidiaries, but only to the extent such items are not already in the possession of the requesting party.

          (b) After the Effective Time, upon the prior written request by Olin for specific and identified Records relating to or affecting Olin, Primex shall arrange, as soon as reasonably practicable following the receipt of such request, for the provision of appropriate copies of such Records (or the originals thereof if the party making the request has a reasonable need for such originals) in the possession of Primex or any of its Subsidiaries, but only to the extent such items are not already in the possession of the requesting party.

          SECTION 3.02. ACCESS TO INFORMATION. (a) From and after the Effective Time, Olin and Primex shall afford to the other and its authorized accountants, counsel and other designated representatives (including governmental representatives and auditors in connection with governmental claims or audits) reasonable access during normal business hours, subject to appropriate restrictions for classified, privileged or confidential information, to the personnel, properties, books and records of such party and its Subsidiaries insofar as such access is reasonably required by the other party.

          (b) For a period of five years following the Effective Time, each of Olin and Primex shall provide to the other, promptly following such time at which such documents shall be filed with the Securities and Exchange Commission (the "Commission"), all documents that shall be filed by it and by any of its respective Subsidiaries with the Commission pursuant to the periodic and interim reporting requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder.

          SECTION 3.03. REIMBURSEMENT; OTHER MATTERS. (a) Except to the extent otherwise contemplated by any Ancillary Agreement, a party providing Records or access to information to the other party under this Article III shall be entitled to receive from the recipient, upon the presentation of invoices therefor, payments for such amounts, relating to supplies, disbursements and other out-of-pocket expenses, as may be reasonably incurred in providing such Records or access to information.

          (b) The parties hereto shall comply with such document retention policies as shall be established and agreed to in writing by their respective authorized officers on or prior to the Distribution Date in respect of Records and related matters.

          SECTION 3.04. CONFIDENTIALITY. Each of Olin and its Subsidiaries and Primex and its Subsidiaries shall not use or permit the use of (without the prior written consent of the other) and shall hold, and shall cause its consultants and advisors to hold, in strict confidence, all information concerning the other parties in its possession, its custody or under its control (except to the extent that (A) such information has been in the public domain or becomes part of the public domain through no fault of such party, (B) such information has been later lawfully acquired from other sources by such party without an obligation of confidence, (C) this Agreement or any other Ancillary Agreement or any other agreement entered into pursuant hereto permits the use or disclosure of such information or (D) such information is independently developed by such party without reference to such information) to the extent such information (x) relates to the period up to the Effective Time, (y) relates to any Ancillary Agreement or (z) is obtained in the course of performing services for the other party pursuant to any Ancillary Agreement, and each party shall not (without the prior written consent of the other) otherwise release or disclose such information to any other person, except such party's auditors and attorneys, unless compelled to disclose such information by judicial or administrative process or unless such disclosure is required by law and such party has used commercially reasonable efforts to consult with the other affected party or parties prior to such disclosure. To the extent that a party hereto is compelled by judicial or administrative process to disclose such information under circumstances in which any evidentiary privilege would be available, such party agrees to assert such privilege in good faith prior to making such disclosure. Each of the parties hereto agrees to consult with each relevant other party in connection with any such judicial or administrative process, including, without limitation, in determining whether any privilege is available, and further agrees to allow each such relevant party and its counsel to participate in any hearing or other proceeding (including, without limitation, any appeal of an initial order to disclose) in respect of such disclosure and assertion of privilege.



                                   ARTICLE IV

                               DISPUTE RESOLUTION

          In the event of a controversy, dispute or claim arising out of, in connection with, or in relation to the interpretation, performance, nonperformance, validity or breach of this Agreement or otherwise arising out of, or in any way related to this Agreement, including, without limitation, any claim based on contract, tort, statute or constitution (collectively, "Agreement Disputes"), the General Counsels (or their designees) of the relevant parties shall negotiate in good faith for a reasonable period of time to settle such Agreement Dispute.

          If after such reasonable period such General Counsels (or their designees) are unable to settle such Agreement Dispute (and in any event after 60 days have elapsed from the time the relevant parties began such negotiations), such Agreement Dispute shall be determined, at the request of any relevant party, by arbitration conducted in New York City, before and in accordance with the then-existing Rules for Commercial Arbitration of the American Arbitration Association (the "Rules"), and any judgment or award rendered by the arbitrator shall be final, binding and nonappealable (except upon grounds specified in 9 U.S.C. 10(a) as in effect on the date hereof), and judgment may be entered by any state or Federal court having jurisdiction thereof in accordance with Section 9.19 hereof. Unless the arbitrator otherwise determines, the pre-trial discovery of the then-existing Federal Rules of Civil Procedure and the then-existing Rules 46 and 47 of the Civil Rules for the United States District Court for the Southern District of New York shall apply to any arbitration hereunder. Any controversy concerning whether an Agreement Dispute is an arbitrable Agreement Dispute, whether arbitration has been waived, whether an assignee of this Agreement is bound to arbitrate, or as to the interpretation of enforceability of this Article VI shall be determined by the arbitrator. The arbitrator shall be a retired or former judge of any United States District Court or Court of Appeals or such other qualified person as the relevant parties may agree to designate, PROVIDED such individual has had substantial professional experience with regard to settling commercial disputes. The parties intend that the provisions to arbitrate set forth herein be valid, enforceable and irrevocable. The designation of a situs or a governing law for this Agreement or the arbitration shall not be deemed an election to preclude application of the Federal Arbitration Act, if it would be applicable. In his award the arbitrator shall allocate, in his discretion, among the parties to the arbitration all costs of the arbitration, including, without limitation, the fees and expenses of the arbitrator and reasonable attorneys' fees, costs and expert witness expenses of the parties. The undersigned agree to comply with any award made in any such arbitration proceedings that has become final in accordance with the Rules and agree to the entry of a judgment in any jurisdiction upon any award rendered in such proceedings becoming final under the Rules. The arbitrator shall be entitled, if appropriate, to award any remedy in such proceedings, including, without limitation, monetary damages, specific performance and all other forms of legal and equitable relief; PROVIDED, HOWEVER, the arbitrator shall not be entitled to award punitive damages.



                                    ARTICLE V

                                    INSURANCE

          SECTION 5.01. COVERAGE. As of the Effective Time, coverage of Primex and its Subsidiaries shall cease under current Company Policies, except as provided in this Article V. From and after the Effective Time, Primex and its Subsidiaries will be responsible for obtaining and maintaining insurance coverages for their own account, and, with respect to policies of commercial general liability insurance, shall name Olin as an additional insured with respect to liabilities assumed by Primex under the Indemnity Agreement. To the extent that liabilities arising from the activities of Olin prior to the Effective Time are covered by Company Policies, and result in the assertion of claims against Primex after the Effective Time, it is the intention of the parties that, without increasing or expanding the risks assumed by the insurer, Primex will have the benefit of such insurance coverage after the Effective Time. No assignment pursuant to Section 5.02 is intended to increase the liability of any insurer under a Company Policy. If and when such assignment occurs, it is Olin's intention to assign only such coverage as would have been available to Olin in respect of the Primex Business if the Distribution had not occurred.

          SECTION 5.02. CLAIMS FOLLOWING THE EFFECTIVE TIME; WAIVER. (a) If, subsequent to the Effective Time, any person shall assert a claim or institute a suit, action or proceeding against Primex or any of its Subsidiaries (including, without limitation, where Primex or its Subsidiaries are joint defendants with other persons) with respect to any injury, loss, liability, damage or expense incurred or claimed to have been incurred prior to the Effective Time in the course of or in connection with the conduct of the Primex Business and which injury, loss, liability, damage or expense may constitute an insured or insurable occurrence under one or more Company Policies, Olin shall, at the time such claim is asserted, be deemed, without need of further documentation, to assign to Primex or any of its Subsidiaries an interest in the relevant Company Policies (unless such assignment would render Olin's coverage for such occurrence thereunder void), subject to any limitations or obligations of Primex contemplated by this Article V, if necessary, and then only to the extent necessary, to convey to Primex or any of its Subsidiaries rights of indemnity and the right to be defended by or at the expense of the insurer, with respect to any such claim, suit, action, proceeding, injury, loss, liability, damage or expense; PROVIDED, HOWEVER, that, with respect to Company Policies for which Primex has payment obligations pursuant to Section 5.05 or otherwise, Primex and its Subsidiaries shall only have the rights set forth under this Section 5.02(a) with respect to such Company Policies if such payment obligations have been satisfied by Primex.

          (b) Notwithstanding any contrary provision contained herein, Olin shall at all times retain the Company Policies, together with the rights, benefits and privileges thereunder, including without limitation the right to invade or exhaust any Company Policy by submission of claims, settlement or otherwise; PROVIDED, that the retention of the Company Policies by Olin is not intended to limit, inhibit or preclude any right granted pursuant to
Section 5.02(a), and PROVIDED FURTHER that Section 5.02(a) is not intended to limit, inhibit or preclude any rights, benefits or privileges Olin may have under Company Policies. Primex hereby specifically agrees that Olin, in its sole discretion, may at any time and without the consent of Primex or any of its Subsidiaries, extinguish any rights Primex and its Subsidiaries may have under Company Policies, including any rights granted pursuant to Section 5.02(a), and grant a release to any insurance carrier absolving such carrier from further liability pursuant to any Company Policy, including for claims asserted with respect to Liabilities assumed by Primex under the Indemnity Agreement. Olin shall promptly notify Primex of the extinguishment of any such rights.

          SECTION 5.03. ADMINISTRATION. Except as provided in the third sentence of this Section 5.03, from and after the Effective Time, Olin shall be responsible for Claims Administration with respect to Olin Liabilities and Primex or a Primex Subsidiary, as appropriate, shall be responsible for Claims Administration with respect to Primex Liabilities. Except as provided in the third sentence of this Section 5.03, Olin hereby appoints Primex as its agent and attorney in fact to assert claims against insurance carriers and to otherwise perform Claims Administration with respect to Primex Liabilities. Notwithstanding the foregoing, Olin shall be responsible for Claims Administration with respect to Primex Liabilities with respect to which Olin is engaged in coverage litigation as of the Effective Time ("Litigated Primex Liabilities").

          SECTION 5.04. INSURANCE PROCEEDS. Proceeds received with respect to claims made under Company Policies shall be paid to Olin with respect to Olin Liabilities and to Primex with respect to Primex Liabilities; PROVIDED, that proceeds received with respect to Litigated Primex Liabilities shall be allocated between Olin and Primex pro rata based on the amounts actually expended by the parties in connection therewith.

          SECTION 5.05. RETROSPECTIVELY RATED POLICIES. From and after the Effective Time, any additional premiums payable or rebates of premiums previously paid in respect of any retrospectively rated Company Policy shall be paid or collected by Olin. Olin shall be reimbursed by Primex, or shall distribute to Primex, amounts equal to the portion of any such additional premium or rebate, as applicable, which relates to the Primex Business. From and after the Effective Time, any additional premiums payable or rebates of premiums previously paid in respect of any retrospectively rated Policy of Primex or any of its Subsidiaries (including without limitation Policies maintained by or for the benefit of General Defense Corporation) shall be paid or collected by Primex or its Subsidiaries.

          SECTION 5.06. AGREEMENT FOR WAIVER OF CONFLICT AND SHARED DEFENSE. In the event that Insured Claims of more than one of the parties hereto exist relating to the same occurrence, the parties shall jointly defend and waive any conflict of interest necessary to the conduct of the joint defense. Nothing in this Section 5.06 shall be construed to limit or otherwise alter in any way the obligations of the parties to this Agreement, including those created by this Agreement, by operation of law or otherwise.

          SECTION 5.07. COOPERATION. The parties hereto agree to use their commercially reasonable efforts to cooperate with respect to the various insurance matters contemplated by this Agreement.

          SECTION 5.08. INDEMNITY AGREEMENT. The parties hereto agree that the amount which any indemnifying party is or may be required to pay to an indemnified party pursuant to the Indemnity Agreement shall be reduced (including, without limitation, retroactively) by any proceeds of insurance policies or other amounts actually recovered by or on behalf of such indemnified party in reduction of the related Liability (as defined in the Indemnity Agreement). If an indemnified party shall have received the payment (an "Indemnity Payment") required by the Indemnity Agreement from an indemnifying party in respect of any Liability (as defined in the Indemnity Agreement) and shall subsequently actually receive proceeds of insurance policies or other amounts in respect of such Liability, then such indemnified party shall repay to such indemnifying party a sum equal to the amount actually received (up to but not in excess of the amount of any Indemnity Payment made thereunder). An insurer who would otherwise be obligated to pay any claim shall not, solely by virtue of the indemnification provisions contained in the Indemnity Agreement, be relieved of its responsibility with respect thereto, or have any subrogation rights with respect thereto, it being expressly understood and agreed that no insurer or any other third party shall be entitled to a benefit they would not otherwise be entitled to receive in the absence of the indemnification provisions contained in the Indemnity Agreement by virtue thereof.



                                   ARTICLE VI

                     EMPLOYEE OBLIGATIONS AND BENEFIT PLANS

          SECTION 6.01.  RETIREMENT PLANS.  (a)  RECOGNITION OF SERVICE BY
OLIN. Effective as of the Effective Time, Olin shall cause the Olin Pension Plan to be amended to (i) recognize all Creditable Service (as defined in the Olin Pension Plan) by employees of Olin who have transferred from Olin or any of its Subsidiaries directly to Primex on or within five years following the Effective Time; (ii) include in such employees' Final Average Pay (as defined in the Olin Pension Plan) compensation received from Primex or any of its Subsidiaries, as determined at the time of retirement from Primex or any such Subsidiary; and (iii) to recognize service with Primex or any of its Subsidiaries on and after the Effective Time for the purpose of meeting all vesting and early retirement requirements of the Olin Pension Plan (but not for the purpose of calculating benefit service credit thereunder). Employees of Primex who are eligible to receive benefits under the Olin Pension Plan, as amended as contemplated above, will not be entitled to receive such benefits prior to retirement from Primex.

          (b) ADOPTION OF PRIME. Effective as of the Effective Time, Primex shall adopt PRIME. PRIME shall recognize all prior service with Olin or any of its Subsidiaries for the purpose of meeting all vesting requirements thereunder (but not for the purpose of calculating benefit service credit thereunder) for all individuals who become employees of Primex or any of its Subsidiaries within five years following the Effective Time and who were employed by Olin or any of its Subsidiaries immediately prior to becoming an employee of Primex. No Olin Pension Plan assets will be transferred to Primex or any employee benefit trust of Primex.

          (c) MANAGEMENT SECURITY PLAN. Primex hereby agrees to assume, and shall indemnify and hold harmless Olin from and against, all claims brought against Olin or any of its Subsidiaries under the Management Security Plan by any employee of Primex or any of its Subsidiaries who retires after the Effective Time.

          SECTION 6.02.  INVESTMENT AND SAVINGS PROGRAMS.  (a)  OLIN CEOP
PLAN. Employee contributions and employer matching contributions under the Olin CEOP Plan will cease as of the Effective Time (or any subsequent date within five years following the Effective Time on which an employee of Olin transfers directly to Primex) in respect of all Primex employees. Participants under the Olin CEOP Plan who are employees of Primex at the Effective Time will be 100% vested in their account balances thereunder as of such date.

          (b) TRANSFER OF CEOP ACCOUNT. Olin and Primex will cause the account balance of any participant under the Olin CEOP Plan who will be an employee of Primex at the Effective Time to be transferred to PRIME unless instructed by a participant to the contrary prior to the date determined by Olin for such purpose.

          SECTION 6.03. SUPPLEMENTAL PLANS. Effective as of the Effective Time, Olin shall continue to sponsor the Olin Supplemental Plans, subject to the terms thereof. Olin hereby assumes all liability for benefits (whether funded or unfunded) that have accrued prior to the Effective Time under the Olin Supplemental Plans with respect to persons who immediately after the Distribution are employed on a salaried basis by Primex. Effective as of the Effective Time, Primex shall adopt the Primex Supplemental Plan, which will be designed to restore any benefits under PRIME that would otherwise be reduced as a result of limitations contained in the Code for certain employees. Prior service with Olin will be recognized under the Primex Supplemental Plan for the purpose of meeting all vesting requirements thereunder.

          SECTION 6.04. RETIREE WELFARE AND LIFE INSURANCE PLANS. Effective as of the Effective Time, Olin shall continue to sponsor the retiree medical benefit and life insurance plans of Olin. Olin hereby agrees that it will retain all liability with respect to medical and life insurance benefits provided to former employees of the Ordnance and Aerospace Divisions of Olin who retire prior to the Effective Time. Effective as of the Effective Time, Primex shall adopt a medical and life insurance benefits plan substantially similar to Olin's retiree benefits program. Other than possible increases in employee contributions, Primex hereby agrees that the benefits provided under its retiree medical and life insurance benefits program shall not be reduced or terminated prior to the fifth anniversary of the Effective Time. Primex hereby agrees to assume, and shall indemnify and hold harmless Olin from and against, all claims brought against Olin or any of its Subsidiaries under Olin's retiree medical and life insurance benefit plans by any employee of Primex who retires after the Effective Time.

          SECTION 6.05. OTHER BENEFITS. Olin shall continue to be responsible for health care and disability claims incurred by an employee of Olin or any of its Subsidiaries prior to the Effective Time under existing Olin benefit plans. Effective as of the Effective Time, Primex shall adopt health care and disability benefits programs affording benefits substantially similar to those provided under Olin's benefit plans covering claims incurred by all employees of Primex or any of its Subsidiaries after the Distribution Date.

          SECTION 6.06. SEVERANCE CLAIMS. Primex shall assume, and shall indemnify and hold Olin harmless against, all claims and liabilities for severance, change-in-control or termination benefits arising out of or resulting from the transfer of employment of any employee of Olin or any of its Subsidiaries to Primex or any of its Subsidiaries at the Effective Time.

          SECTION 6.07. BARGAINING EMPLOYEES. Primex hereby acknowledges and agrees that it shall be the "successor employer" to Olin under the collective bargaining agreements listed on Schedule 6.07 (the "Collective Bargaining Agreements"). Effective as of the Effective Time, Primex shall adopt a pension plan and establish a pension trust for the purpose of funding benefits which accrue under the Collective Bargaining Agreements following the Effective Time. Credited service accrued under the Olin Pension Plan prior to the Effective Time with respect to the Collective Bargaining Agreements will be recognized under such Primex pension plan for the purpose of meeting all vesting and early retirement requirements thereunder (but not for the purpose of calculating benefit service credit thereunder). No Olin pension assets for bargaining employees will be transferred to Primex or to a Primex pension trust for bargaining employees. The Olin Pension Plan shall be responsible for pension benefits of Olin's bargaining employees which have accrued under the Collective Bargaining Agreements prior to the Effective Time.



                                   ARTICLE VII

                                  MISCELLANEOUS

          SECTION 7.01. COMPLETE AGREEMENT; CONSTRUCTION. This Agreement, including the Exhibits and Schedules, and the Ancillary Agreements shall constitute the entire agreement between the parties with respect to the subject matter hereof and shall supersede all previous negotiations, commitments and writings with respect to such subject matter. In the event of any inconsistency between this Agreement and any Schedule hereto, the Schedule shall prevail. Notwithstanding any other provisions in this Agreement to the contrary, in the event and to the extent that there shall be a conflict between the provisions of this Agreement and the provisions of any Ancillary Agreement, such Ancillary Agreement shall control.

          SECTION 7.02. ANCILLARY AGREEMENTS. This Agreement is not intended to address, and should not be interpreted to address, the matters specifically and expressly covered by the Ancillary Agreements.

          SECTION 7.03. COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the parties and delivered to the other parties.

          SECTION 7.04. SURVIVAL OF AGREEMENTS. Except as otherwise contemplated by this Agreement, all covenants and agreements of the parties contained in this Agreement shall survive the Effective Time.

          SECTION 7.05. EXPENSES. Except as otherwise set forth in this Agreement or any Ancillary Agreement, all costs and expenses incurred on or prior to the Effective Time (whether or not paid on or prior to the Effective
Time) in connection with the preparation, execution, delivery and implementation of this Agreement and any Ancillary Agreement, the Information Statement and the Distribution and the consummation of the transactions contemplated thereby shall be charged to and paid by Olin; PROVIDED that Olin shall not be responsible for those costs or expenses incurred by Primex (including, without limitation, any attorney or financial advisor fees owing to attorneys or financial advisors retained by Primex). Except as otherwise set forth in this Agreement or any Ancillary Agreement, each party shall bear its own costs and expenses incurred after the Effective Time.

          SECTION 7.06. NOTICES. All notices and other communications hereunder shall be in writing and hand delivered or mailed by registered or certified mail (return receipt requested) or sent by any means of electronic message transmission with delivery confirmed (by voice or otherwise) to the parties at the following addresses (or at such other addresses for a party as shall be specified by like notice) and will be deemed given on the date on which such notice is received:

          To Olin Corporation:
          501 Merritt 7
          P.O. Box 4500
          Norwalk, CT 06851
          Attn:  Corporate Secretary

          To Primex:

          10101 Ninth Street North
          St. Petersburg, FL 33716-3807
          Attn:  Corporate Secretary


          SECTION 7.07. WAIVERS. The failure of either party to require strict performance by the other party of any provision in this Agreement will not waive or diminish that party's right to demand strict performance thereafter of that or any other provision hereof.

          SECTION 7.08. AMENDMENTS. Subject to the terms of Section 7.11 hereof, this Agreement may not be modified or amended except by an agreement in writing signed by the parties.

          SECTION 7.09. ASSIGNMENT. This Agreement shall be assignable in whole in connection with a merger or consolidation or the sale of all or substantially all the assets of a party hereto so long as the resulting, surviving or transferee entity assumes all the obligations of the relevant party hereto by operation of law or pursuant to an agreement in form and substance reasonably satisfactory to the other parties to this Agreement. Otherwise this Agreement shall not be assignable, in whole or in part, directly or indirectly, by any party hereto without the prior written consent of the others, and any attempt to assign any rights or obligations arising under this Agreement without such consent shall be void.

          SECTION 7.10. SUCCESSORS AND ASSIGNS. The provisions of this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns.

          SECTION 7.11. TERMINATION. This Agreement may be terminated and the Distribution may be amended, modified or abandoned at any time prior to the Effective Time by and in the sole discretion of Olin without the approval of Primex or the shareholders of Olin. In the event of such termination, no party shall have any liability of any kind to any other party or any other person. After the Effective Time, this Agreement may not be terminated except by an agreement in writing signed by the parties.

          SECTION 7.12. SUBSIDIARIES. Each of the parties hereto shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth herein to be performed by any Subsidiary of such party or by any entity that is contemplated to be a Subsidiary of such party on and after the Effective Time.

          SECTION 7.13. THIRD PARTY BENEFICIARIES. This Agreement is solely for the benefit of the parties hereto and their respective Subsidiaries and Affiliates and should not be deemed to confer upon third parties any remedy, claim, liability, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement.

          SECTION 7.14. ATTORNEY FEES. Except as contemplated by the third to the last sentence of Article IV hereof, a party in breach of this Agreement shall, on demand, indemnify and hold harmless the other parties hereto for and against all out-of-pocket expenses, including, without limitation, legal fees, incurred by such other party by reason of the enforcement and protection of its rights under this Agreement. The payment of such expenses is in addition to any other relief to which such other party may be entitled hereunder or otherwise.

          SECTION 7.15. TITLE AND HEADINGS. Titles and headings to sections herein are inserted for the convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

          SECTION 7.16. EXHIBITS AND SCHEDULES. The Exhibits and Schedules shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein.

          SECTION 7.17. SPECIFIC PERFORMANCE. Each of the parties hereto acknowledges that there is no adequate remedy at law for failure by such parties to comply with the provisions of this Agreement and that such failure would cause immediate harm that would not be adequately compensable in damages, and therefore agree that their agreements contained herein may be specifically enforced without the requirement of posting a bond or other security, in addition to all other remedies available to the parties hereto under this Agreement.

          SECTION 7.18. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE COMMONWEALTH OF VIRGINIA APPLICABLE TO CONTRACTS EXECUTED THEREIN AND TO BE PERFORMED THEREIN.

          SECTION 7.19. CONSENT TO JURISDICTION. Without limiting the provisions of Article IV hereof, each of the parties irrevocably submits to the exclusive personal jurisdiction and venue of (a) the Circuit Court of Henrico County, Commonwealth of Virginia, and (b) the United States District Court for the Eastern District of Virginia (Richmond Division), for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby. Each of the parties agrees to commence any action, suit or proceeding relating hereto either in the United States District Court for the Eastern District of Virginia (Richmond Division) or if such suit, action or other proceeding may not be brought in such court for jurisdictional reasons, in the Circuit Court of the Henrico County, Commonwealth of Virginia. Each of the parties further agrees that service of any process, summons, notice or document by U.S. registered mail to such party's respective address set forth above shall be effective service of process for any action, suit or proceeding in Virginia with respect to any matters to which it has submitted to jurisdiction in this Section 7.19. Each of the parties irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in (i) the Circuit Court of Henrico County, Commonwealth of Virginia, or
(ii) the United States District Court for the Eastern District of Virginia, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

          SECTION 7.20. SEVERABILITY. In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions, the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

          IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the day and year first above written.



                              OLIN CORPORATION,

                                by:  /s/Johnnie M. Jackson, Jr.
                                     --------------------------
                                     Johnnie M. Jackson, Jr.
                                     Vice President, General Counsel
                                       and Secretary

                                PRIMEX TECHNOLOGIES, INC.,

                                by:  /s/Johnnie M. Jackson, Jr.
                                     --------------------------
                                     Johnnie M. Jackson, Jr.
                                     Vice President and Secretary

     Exhibit A

          1. Government owned contractor operated facilities and assets related thereto, including the stock and assets of Ravenna Arsenal, Inc. ("RAI") and any rights and recoveries under any contract with the U.S. Government to which RAI is or was a party.

          2.     The name "Olin Corporation" and derivatives thereof.

          3. Certain other assets specifically contemplated by the various Ancillary Agreements.

     Exhibit B  --  Articles of Incorporation

[SEE EXHIBIT 3.1 TO THIS FORM 8-K FILING.]

     Exhibit C -- By-laws

[SEE EXHIBIT 3.2 TO THIS FORM 8-K FILING.]

     Schedule 2.09

     GUARANTIES



          1. Agreement of Guaranty No. 1, dated December 29, 1986, between Olin Corporation and The Connecticut National Bank, as Trustee.

          2. Agreement of Guaranty No. 2, dated December 29, 1986, between Olin Corporation and The Connecticut National Bank, as Trustee.

          3. Guaranties of Olin Corporation arising under Novation Agreements with the U.S. Government or agencies thereof entered into or to be entered into in connection with the Distribution.

     Schedule 6.07

     COLLECTIVE BARGAINING AGREEMENTS

        1. Agreement between Olin Corporation and United Steelworkers of America AFL-CIO-CLC (Local 15009A) dated December 9, 1989.

        2. Agreement between Olin Corporation and the International Union, United Steelworkers of America (AFL-CIO-CLC) on behalf of Local Number 8018 dated October 15, 1994.